Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM Blaak 31 3011 GA ROTTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To: the party (the Opinion Addressee) listed in Schedule 1 (Opinion addressee)

RE	Dutch law legal opinion - Shares to Win 2025 - SEC Registration / Stellantis N.V.
REFERENCE	57482602
DATE	25 August 2025

1    INTRODUCTION
We have acted as special counsel on certain matters of Dutch law to the Opinion Party.

2    DEFINITIONS
2.1    Capitalised terms used but not defined herein are used as defined in the Schedules to this opinion letter.

2.2    In this opinion letter:

Articles means the articles of association listed in paragraph 2.2 (Constitutional documents) of Schedule 3 (Reviewed documents).

Board Regulations means the document listed in paragraph 2.3 (Board regulations) of Schedule 3 (Reviewed documents).

Board Resolutions means the document listed in paragraph 2.4 of Schedule 3 (Reviewed documents).

Common Shares means the ordinary shares (gewone aandelen) with nominal value EUR 0.01 each, in the capital of the Opinion Party.

Equity Incentive Plan means the document listed in paragraph 1.2 of Schedule 3 (Reviewed documents).

Excerpts means any document listed in paragraph 2.1 (Excerpts) of Schedule 3 (Reviewed documents).

Opinion Party means the entity listed in Schedule 2 (Opinion Party).

Principles has the meaning ascribed thereto in the document listed in paragraph 2.4 of Schedule 3 (Reviewed documents).

Resolutions means the Board Resolutions and the Shareholders' Resolutions.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the trade register of the Chamber of Commerce in the Netherlands under number 24370566.
AMSTERDAM • BRUSSELS • LONDON • LUXEMBOURG •
NEW YORK • PARIS • ROTTERDAM • TOKYO • ZURICH

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Shareholders' Resolutions means the documents listed in paragraph 2.5.1 and paragraph 2.5.2 of Schedule 3 (Reviewed documents).

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

3    SCOPE OF INQUIRY
3.1    For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the documents listed in Schedule 3 (Reviewed documents).

3.2    We have not reviewed and express no opinion on any document incorporated by reference or referred to in the Opinion Documents other than the documents referred to in paragraph 3.1.

3.3    We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Excerpts; and

(b)an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Opinion Party is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register.

4    NATURE OF OPINION
4.1    We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws, equal treatment and financial assistance. The terms "the Netherlands" and "Dutch" in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2    Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Opinion Documents and on any representations, warranties or other information included in the Opinion Documents and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3    In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

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4.4    This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5    This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5    OPINIONS
The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 4 (Assumptions) and the qualifications set out in Schedule 5 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1    Corporate status

The Opinion Party has been duly incorporated and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2    Issued share capital

When issued, the Offer Shares will have been validly issued, fully paid and validly outstanding and will be non-assessable.

6    ADDRESSEES
6.1    This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

6.2    We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading 'Legal Matters'. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully, Loyens & Loeff N.V.
/s/ Loyens & Loeff N.V.
____________________________

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Schedule 1

OPINION ADDRESSEE

(1)    Stellantis N.V.

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Schedule 2

OPINION PARTY

(2)    Stellantis N.V., registered with the Trade Register under number 60372958.

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Schedule 3

REVIEWED DOCUMENTS

1OPINION DOCUMENTS

1.1    The registration statement dated 25 August 2025 of the Common Shares with the SEC under the Securities Act (the Registration Statement).

1.2    The Shares to Win 2025 Equity Incentive Plan expected to be published on or about 26 August 2025.

2ORGANISATIONAL DOCUMENTS

2.1    Excerpts

2.1.1    An excerpt of the registration of the Opinion Party in the Trade Register dated 10 January 2025.

2.1.2    An excerpt of the registration of the Opinion Party in the Trade Register dated 22 August 2025.

2.2    Constitutional documents

2.2.1    The deed of incorporation of the Opinion Party dated 1 April 2014.

2.2.2    The articles of association of the Opinion Party dated 10 March 2021.

2.3    Board regulations

The regulations of the board of directors of the Opinion Party dated 14 October 2024.

2.4    Board resolutions

The resolutions of the board of directors of the Opinion Party dated 26 February 2025 to approve and launch the Equity Incentive Plan, and, subject to the Principles, to enable and authorise the Chairman (as defined therein), or its delegate, to grant rights to subscribe for or to issue new Common Shares (the Offer Shares), and exclude, to the extent required, all statutory pre-emption rights (voorkeursrechten), in connection therewith.

2.5    Shareholders' resolutions

2.5.1    The agenda and explanatory notes of the annual general meeting of the Opinion Party dated 15 April 2025 including a proposal to designate the Opinion Party's board of directors (raad van bestuur) as the corporate body authorised to resolve to issue new Common Shares and to grant rights to subscribe for new Common Shares and to limit or exclude pre-emption rights in connection therewith.

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2.5.2    The voting results of the annual general meeting of the Opinion Party dated 15 April 2025 including a resolution to designate the Opinion Party's board of directors (raad van bestuur) as the corporate body authorised to resolve to issue new Common Shares and to grant rights to subscribe for new Common Shares and to limit or exclude pre-emption rights in connection therewith (the Authorisation).

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Schedule 4

ASSUMPTIONS

The opinion in this opinion letter is subject to the following assumptions:

1Documents

1.1All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies conform to the originals.

1.2All documents and the legal acts contained therein are accurate, complete, unmodified and not terminated (unless modified by any other document reviewed for the purposes of this opinion letter).

1.3The Equity Incentive Plan will be published in the form as referred to in paragraph 1.2 of Schedule 3 (Reviewed documents).

2Corporate authorisations

2.1The Resolutions have been made with due observance of the relevant Articles and any applicable board regulations.

2.2No member of the board of directors of the Opinion Party has a direct or indirect personal interest which conflicts with the interest of the Opinion Party or its business in respect of the transactions contemplated by the Opinion Documents (although not constituting conclusive evidence thereof, this assumption is supported by the contents of its Board Resolutions).

3Existence

The Opinion Party has not been dissolved, merged involving the Opinion Party as disappearing entity, demerged, converted, terminated, granted a suspension of payments, declared bankrupt, subjected to any other insolvency proceedings or prohibited within the meaning of Section 2:20 (4) of the Dutch Civil Code (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Resolutions, the Checks and the Excerpts.

4Issued share capital

4.1The issue by the Opinion Party of the Offer Shares (or of any rights to acquire Offer Shares) will have been validly authorised with due observance at the time of authorisation of the relevant Articles, any applicable board regulations and the Principles.

4.2Any pre-emption rights in respect of the issue of the Offer Shares (or of any rights to acquire Offer Shares) will have been observed or validly excluded with due observance at the time of observance or exclusion of the relevant Articles, any applicable board regulations and the Principles.

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4.3The Opinion Party’s authorised share capital at the time of issue of any Offer Share, or of any grant of a right to acquire Offer Shares, will be sufficient to allow for the issue or the grant.

4.4At the time of each issue of an Offer Share or each grant of a right to acquire Offer Shares, the Equity Incentive Plan remains in full force and effect without modification; and the aggregate number of Offer Shares, or of any rights to acquire Offer Shares, that will be issued or granted under the Equity Incentive Plan will not exceed the maximum number permitted under the Authorisation and the Equity Incentive Plan.

4.5Offer Shares, or rights to acquire Offer Shares, will not be issued or granted to directors (bestuurders) of the Opinion Party.

4.6Each grant of a right to acquire Offer Shares has been or will be validly granted, accepted and exercised in accordance with the Equity Incentive Plan.

4.7Each grant of a right to acquire Offer Shares will be valid, binding and enforceable against each party.

4.8Each Offer Share will have been issued in accordance with the Equity Incentive Plan in the form and manner prescribed by the Opinion Party’s relevant Articles at the time of issue; and otherwise offered, issued and accepted in accordance with all applicable laws (including, for the avoidance of doubt, Dutch law).

4.9The nominal amount of each Offer Share and any agreed share premium will have been validly paid.

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Schedule 5

QUALIFICATIONS

The opinion in this opinion letter is subject to the following qualifications:

1Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors' rights.

2    Accuracy of information

A Trade Register excerpt does not provide conclusive evidence that the facts set out therein are correct and complete. However, subject to limited exceptions, a company cannot invoke the incorrectness or incompleteness of its trade register registration against third parties who were unaware thereof.

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